Exhibit 4.1

FIRST AMENDMENT TO

UNSECURED CONVERTIBLE NOTE

THIS FIRST AMENDMENT TO UNSECURED CONVERTIBLE NOTE (this “Amendment”) is made as of the 2nd day of October, 2019, by and between GT CAPITAL INC. (the “Holder”) and COOL HOLDINGS, INC., a Maryland corporation (the “Borrower”). Any capitalized term used in this Amendment, but not otherwise defined herein, shall have the meaning ascribed to it in the Note (as defined below).

R E C I T A L S:

WHEREAS, the Holder and the Borrower entered into an Unsecured Convertible Note, dated as of November 29, 2018 (the “Note”), pursuant to which the Holder extended to the Borrower a loan in the principal amount of Five Hundred Thousand and No/100 Dollars ($500,000.00); and

WHEREAS, the Holder and the Borrower have agreed to amend the Note to change the definition of “Conversion Price” and to add an automatic conversion feature.

NOW, THEREFORE, in consideration of the foregoing recitals and the promises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.Amendments to Note.

As of the Effective Date (as defined below), Section 3(a) of the Note is hereby amended and restated in its entirety and shall read as follows:

“The principal and unpaid accrued interest of this Note will be automatically converted into Equity Securities on the Effective Date. The number of Equity Securities to be issued upon such conversion shall be equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest due on this Note on the date of conversion, by the Conversion Price “Conversion Price” shall mean $1.40 and the “Effective Date” shall mean the date the Note is approved by the board of directors of the Borrower and all required approvals of NASDAQ have been obtained.”

2.Representations and Warranties.  The Holder represents and warrants as follows:

(a) It is the holder of the Note, and has the right to enter into this Amendment without the consent of any third party.

(b)It has sought its own legal and tax advice with respect to the Note and this Amendment.

3.Effectiveness of Amendment. This amendment in this Amendment shall become effective on the date (the “Effective Date”) on which:

(a) this Amendment has been approved by the board of directors of the Borrower; and

(b) all required approvals of NASDAQ for the Amendment have been obtained.

4.No Other Modification.  Except as expressly provided and amended hereby, the Note shall remain in full force and effect and is hereby ratified and confirmed.

5.Governing Law.  This Amendment shall be governed and construed under the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

6.Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

7.Execution in Counterparts.  This Amendment may be executed in any number of counterparts, including by electronic signature or electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all or which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment on the date first written above by their duly authorized officers.

BORROWER:	COOL HOLDINGS, INC. By: /s/ Vernon A. LoForti Name: Vernon A. LoForti Title: Senior VP & CFO
HOLDER:	GT CAPITAL INC. By: /s/ Andrea DeFrancesco Name: Andrea DeFrancesco Title: President